EXHIBIT 23.1

             [Letterhead of Shatswell, MacLeod & Company, P.C.]


                     CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statement on (No. 333-44837) Form S-8 of Falmouth Bancorp, Inc. of our report dated October 28, 2003 (except for Note 19 which is dated March 12, 2004), relating to the consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, which report is included in the September 30, 2003 annual report on Form 10-KSB/A of Falmouth Bancorp, Inc.

                                 /s/ Shatswell, MacLeod & Company, P.C.
                                 SHATSWELL, McLeod & COMPANY, P.C.

West Peabody, Massachusetts
April 6, 2004

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